EXHIBIT 99.1

Tuesday, October 25, 2016

Contact:	Tom Cherry, President Jason Long, Chief Financial Officer
(804) 843-2360

C&F Financial Corporation

Announces Third Quarter Net Income

West Point, Va., October  25, 2016—C&F Financial Corporation (the Corporation) (NASDAQ:CFFI), the one-bank holding company for C&F Bank (the Bank),  today reported third quarter net income of $3.1 million in 2016, or $0.91 per common share assuming dilution, compared with $3.5 million, or $1.02  per common share assuming dilution, for the third quarter of 2015.  The Corporation reported net income of $10.3 million for the first nine months of 2016, or $2.99 per common share assuming dilution, compared with $10.2 million, or $3.01 per common share assuming dilution, for the first nine months of 2015.   Earnings in 2016 included one-time revenue items during the second quarter associated with a contract amendment for one of the Bank’s debit card programs ($237,000 after tax), the Bank’s bank-owned life insurance (BOLI) program ($493,000 after tax) and a gain on the sale of a Bank-owned property ($92,000 after tax).

For the third quarter of 2016, the Corporation’s annualized return on average common equity (ROE) and annualized return on average assets (ROA) were 9.13 percent and 0.90 percent, respectively, compared to 10.87 percent ROE and 1.01 percent ROA for the third quarter of 2015.  For the first nine months of 2016, on an annualized basis, the Corporation’s ROE and ROA were 10.19 percent and 0.98 percent, respectively, compared to 10.84 percent and 1.00 percent, respectively, for the first nine months of 2015.

The decreases in ROE and ROA for the first nine months of 2016, compared to the same period in 2015,  resulted from average capital and average asset growth since September 2015, which outpaced the increase in net income during 2016.  The decline in net income during the third quarter of 2016, coupled with average capital and average asset growth, resulted in the decreases in ROE and ROA for the third quarter of 2016, compared to the same period in 2015.

“The Corporation’s net income for the third quarter and first nine months of 2016 included the strong financial performances of the retail banking and mortgage banking segments, which were able to mitigate the effect of the earnings decline of the consumer finance segment,” said Larry Dillon, Chairman and Chief Executive Officer of C&F Financial Corporation. “Loan growth at the retail banking segment has been key to increasing the segment’s interest income and our new interest rate swap program has provided an additional source of noninterest income. The higher volume of mortgage loans closed and sold at the mortgage banking segment contributed to higher gains on loan sales and ancillary fees. The consumer finance segment has also experienced loan growth during 2016; however, its earnings performance has been negatively affected by margin compression and higher charge-offs. As we have said before, the diversity of the Corporation’s business lines tends to stabilize our overall performance.”

“We are pleased with the factors driving higher earnings at the retail banking and mortgage banking segments; however, we are facing challenges at the consumer finance segment,” said Tom Cherry, President of C&F Financial Corporation.  “The consumer finance segment has experienced organic growth during 2016 with loans increasing $11.0 million, or four percent, since December 31, 2015. We believe the implementation in 2016 of a scorecard model has contributed to this growth through underwriting and pricing efficiencies. Despite loan growth, however, earnings at the consumer finance segment have been negatively affected by lower loan yields and a higher provision for loan losses in 2016. The lower yields are in part attributable to loan pricing strategies of our competitors over which we have limited control, and a strategic decision in 2016 to increase the purchase of loans with higher credit quality metrics, which generally have lower interest rates.  However, we anticipate that loans with higher credit quality metrics should help reduce future charge-offs.  The higher consumer finance segment loan loss provision in 2016 is attributable to loan growth, higher charge-offs and an increase in the allowance for loan losses as a percentage of total loans to 8.35 percent at September 30, 2016 from 8.21 percent at December 31, 2015. We closely monitor asset quality trends at the consumer finance segment and in the subprime automobile market.  Future changes in our asset quality or in the subprime automobile loan market may result in higher loan loss provisions in the future.”

Retail Banking Segment.    C&F Bank, which comprises the retail banking segment, reported net income of  $2.0 million for the third quarter of 2016, compared to net income of $1.4 million for the third quarter of 2015.  For the first nine months of 2016, the Bank reported net income of $6.0 million, compared to $4.2 million for the first nine months of 2015.

Positive factors influencing  net income of the retail banking segment for the third quarter and first nine months of 2016 include: (1) the effect of loan growth on interest income, as average loans at C&F Bank for the first nine months of 2016 increased $71.0 million or 12.5 percent since the same period in 2015,  (2) an increase in non-interest income due to fees collected on loans closed under the new loan interest rate swap program, (3) an increase in check card interchange income,  and (4) a lower cost of borrowings resulting from the maturity of a portion of the Bank’s higher-rate FHLB advances. Also contributing to the first nine months of 2016 earnings were one-time revenue items in the second quarter of 2016 associated with a contract amendment for one of the Bank’s debit card programs, the Bank’s BOLI program and a gain on the sale of a Bank-owned property.  Partially offsetting these positive factors were (1) a decline in the yield on the investment portfolio due to replacing matured and called securities with lower-yielding securities, (2)  a decline in the yield on loans due to the effects of the low interest rate and competitive loan environment and a  decline during the first nine months of 2016 in the net accretion on loans acquired in the 2013 acquisition of Central Virginia Bank (CVB), as discussed below, and (3)  higher operating expenses associated with strengthening C&F Bank’s technology infrastructure, growing its commercial lending teams, expanding its product offerings and promoting brand awareness.

The results for the third quarter and first nine months of 2016 and 2015 for the retail banking segment included the acquisition accounting adjustments recorded in connection with the 2013 acquisition of CVB. The net accretion attributable to these adjustments recognized in the third quarter and first nine months of 2016 was $369,000 and $863,000, net of taxes, respectively, compared to $208,000 and $1.1 million, net of taxes for the third quarter and first nine months of 2015, respectively.

C&F Bank’s total nonperforming assets were $4.8 million at September 30, 2016, compared to $7.1 million at December 31, 2015. Nonperforming assets at September  30, 2016 included $4.3 million in nonaccrual loans, compared to $6.2 million at December 31, 2015, and $499,000 in other real estate owned (OREO), compared to $942,000 at December 31, 2015.  The decrease in nonaccrual loans during the first nine months of 2016 was primarily due to loan payoffs and transfers to OREO. The OREO decrease during the first nine months of 2016 was primarily due to the sale of several OREO properties and a shorter holding period for properties transferred to OREO.

Mortgage Banking Segment.    C&F Mortgage Corporation, which comprises the mortgage banking segment, reported net income of $605,000 for the third quarter of 2016, compared to net income of $190,000 for the third quarter of 2015. For the first nine months of 2016, C&F Mortgage Corporation reported net income of $1.6 million, compared to net income of $499,000 for the first nine months of 2015.

The improvement in net income of the mortgage banking segment resulted from an increase in the volume of mortgage loans closed and sold during the third quarter and first nine months of 2016,  compared to the same periods of 2015. Loan volume increased as a result of favorable housing markets for both resale and new construction,  which resulted in higher gains on sales of loans and higher ancillary loan origination fees. These revenue increases were partially offset by increases in employee compensation expense, as well as loan production expenses.

The continued focus at the mortgage banking segment is higher loan production, and we continue to seek new expansion opportunities. Currently, the mortgage banking segment is expanding its operations in Chesapeake, Virginia and establishing a loan origination branch on the Outer Banks of North Carolina. While still in the early stages, the outlook for these locations is very encouraging.

Consumer Finance Segment.    C&F Finance Company, which comprises the consumer finance segment, reported net income of $882,000 for the third quarter of 2016, compared to net income of $2.1 million for the third quarter of 2015.    For the first nine months of 2016, C&F Finance Company reported net income of $3.6 million, compared to net income of $6.3 million for the first nine months of 2015.

The declines in net income for the third quarter and first nine months of 2016, compared to the  same periods in 2015,  were principally due to margin compression, as well as increases of $798,000 and $3.4 million, respectively, in the segment’s provision for loan losses, which were attributable to higher net charge-offs and loan growth.  Partially offsetting the effect of the higher provisions for loan losses were the effects on net interest income of the  $13.8 million and $13.0 million increases in average loans for the third quarter and first nine months of 2016, respectively.  The increases in average loans were attributable to the purchase of a consumer finance loan portfolio at the end of the second quarter of 2015, along with organic loan growth during the first nine months of 2016. C&F Finance has implemented a scorecard model that is improving underwriting efficiencies and generating competitive pricing, which, along with personnel additions in certain major markets, has led to an increase in loan originations during 2016.

The results of the consumer finance segment included a $4.9 million and a $13.1 million provision for loan losses for the third quarter and first nine months of 2016, compared to $4.1 million and $9.8 million for the third quarter and first nine months of 2015. The annualized net charge-off ratio for the first nine months of 2016 was 5.28 percent, compared to 4.66 percent for the first nine months of 2015. Loan charge-offs increased for the third quarter and first nine months of 2016 due to (1) net charge-offs related to the consumer finance loan portfolio purchased during the second quarter of 2015, which had the effect of increasing this ratio 42 basis points for the first nine months of 2016 and (2) economic and competitive factors affecting non-prime consumer finance customers. The allowance for loan losses to total loans increased to 8.35 percent at September 30, 2016, compared to 8.21 percent at December 31, 2015, and 8.34 percent at September 30, 2015. While charge-offs for the first nine months of 2016 increased, compared to the first nine months of 2015, management believes that the current allowance for loan losses is adequate to absorb probable losses inherent in the consumer finance loan portfolio. At September  30, 2016, total delinquent loans as a percentage of total loans declined to 4.12 percent from 6.22 percent at December 31, 2015 and 5.65 percent at September 30, 2015.  At September  30, 2016, repossessed assets totaled $2.5 million, compared to $2.1 million at December 31, 2015, and $3.2 million at September 30, 2015. If factors influencing the consumer finance segment result in a higher net charge-off ratio in the future,  or if the consumer finance segment continues to grow its loan portfolio, C&F Finance Company may need to increase the level of its allowance for loan losses, which could negatively affect future earnings.

Other Segments. Other segments, which principally includes the Corporation’s holding company operations and wealth management subsidiary, reported an aggregate net loss of $295,000 for the third quarter of 2016, compared to a net loss of $169,000 for the third quarter of 2015.  For the first nine months of 2016, other segments reported an aggregate net loss of $896,000, compared to a net loss of $741,000 for the first nine months of 2015. The higher net loss during the first nine months of 2016, compared to the first nine months of 2015, resulted from lower earnings at the Corporation’s wealth management subsidiary due to stock market volatility during the first nine months of 2016.

Capital and Dividends.    The Corporation declared a quarterly cash dividend of 32 cents per share during the third quarter of 2016, which was paid on October 1, 2016.  This dividend equates to a payout ratio of 35.2 percent of earnings per share for the third quarter of 2016.  The dividend payout ratio was 32.1 percent for the first nine months of 2016. The Board of Directors of the Corporation continually reviews the amount of cash dividends per share and the resulting dividend payout ratio in light of changes in economic conditions, current and future capital requirements,  and expected future earnings.

During the second quarter of 2016, the Corporation qualified for inclusion in the Russell 2000® Index, which serves as a benchmark for small-cap stocks in the United States. Management believes that inclusion in the Russell 2000® has the potential to raise the Corporation’s profile and generate greater interest in the Corporation’s stock at an institutional investor level.

About C&F Financial Corporation.    C&F Financial Corporation’s common stock is listed for trading on The Nasdaq Stock Market under the symbol CFFI.  The common stock closed at a price of $42.22 per share on October  24, 2016.  At September 30, 2016, the book value of the Corporation was $40.39 per common share.

C&F Bank operates 25 retail bank branches and three commercial loan offices located throughout the Hampton to Charlottesville corridor in Virginia and offers full investment services through its subsidiary C&F Wealth Management, Inc. C&F Mortgage Corporation provides mortgage loan origination services through offices located in Virginia, Maryland, and North Carolina. C&F Finance Company provides automobile loans through indirect lending programs in Virginia, Tennessee, Maryland, North Carolina, Georgia, Ohio, Kentucky, Indiana, Alabama, Missouri, Illinois, Texas,

Florida, New Jersey, Pennsylvania, and West Virginia through its offices in Richmond and Hampton, Virginia, in Nashville, Tennessee and in Hunt Valley, Maryland.

Additional information regarding the Corporation’s products and services, as well as access to its filings with the Securities and Exchange Commission, are available on the Corporation’s web site at http://www.cffc.com.

Use of Certain Non-GAAP Financial Measures. The accounting and reporting policies of the Corporation conform to generally accepted accounting principles (GAAP) in the United States and prevailing practices in the banking industry. However, certain non-GAAP measures are used by management to supplement the evaluation of the Corporation’s performance. These include the following fully-taxable equivalent (FTE) measures: interest income on loans-FTE, interest income on securities-FTE, total interest income-FTE and net interest income-FTE.

Management believes that FTE measures provide users of the Corporation’s financial information a presentation of the performance of interest earning assets on a basis that is comparable within the banking industry. Management reviews interest income of the Corporation on an FTE basis. In this non-GAAP presentation, interest income is adjusted to reflect tax-exempt interest income on an equivalent before-tax basis. This measure ensures the comparability of net interest income arising from both taxable and tax-exempt sources.

These non-GAAP financial measures should not be considered an alternative to GAAP-basis financial statements, and other bank holding companies may define or calculate these or similar measures differently. A reconciliation of the non-GAAP financial measures used by the Corporation to evaluate and measure the Corporation’s performance to the most directly comparable GAAP financial measures is presented below.

Forward-Looking Statements.    Statements in this press release which express “belief,” “intention,” “expectation,” “potential” and similar expressions, identify forward-looking statements. These forward-looking statements are based on the beliefs of the Corporation’s management, as well as assumptions made by, and information currently available to, the Corporation’s management. These statements are inherently uncertain, and there can be no assurance that the underlying assumptions will prove to be accurate. Actual results could differ materially from those anticipated or implied by such statements. Forward-looking statements in this release include, without limitation, statements regarding expected future financial performance, strategic business initiatives including personnel additions, expansion into new markets and the utilization of scorecard models, asset quality, adequacy of allowances for loan losses and level of future charge-offs, capital levels, the effect of future market and industry trends, including competitive trends in the non-prime consumer finance markets, the effects of future interest rate levels and fluctuations, and the effect of the inclusion of the Corporation’s stock in the Russell 2000®  Index. Factors that could have a material adverse effect on the operations and future prospects of the Corporation include, but are not limited to, changes in: (1) interest rates, such as volatility in yields on U.S. Treasury bonds and increases or volatility in mortgage rates, (2) general business conditions, as well as conditions within the financial markets, (3) general economic conditions, including unemployment levels, (4) the legislative/regulatory climate, regulatory initiatives with respect to financial institutions, products and services, the Consumer Financial Protection Bureau (CFPB) and the regulatory and enforcement activities of the CFPB, and the application of the Basel III capital standards to the Corporation and the Bank, (5) monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, including the effect of these policies on interest rates and business in our markets, (6) the value of securities held in the Corporation’s investment portfolios, (7) the quality or composition of the loan portfolios and the value of the collateral securing those loans, (8) the inventory level and pricing of used automobiles, including sales prices of repossessed vehicles, (9) the level of net charge-offs on loans and the adequacy of our allowance for loan losses, (10) the level of indemnification losses related to mortgage loans sold, (11) demand for loan products, (12) deposit flows, (13) the strength of the Corporation’s counterparties and the economy in general, (14) competition from both banks and non-banks, including competition in the non-prime automobile finance markets, (15) demand for financial services in the Corporation’s market area, (16) reliance on third parties for key services, (17) the commercial and residential real estate markets, (18) demand in the secondary residential mortgage loan markets, (19) the Corporation’s expansion and technology initiatives, and (20) accounting principles, policies and guidelines and elections by the Corporation thereunder. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release.  For additional information on risk factors that could affect the forward-

looking statements contained herein, see the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2015 and other reports filed with the Securities and Exchange Commission.

C&F Financial Corporation

Selected Financial Information

(in thousands, except for share and per share data)

Financial Condition	9/30/2016	12/31/2015	9/30/2015
	(unaudited)	*	(unaudited)
Interest-bearing deposits in other banks	$79,183	$143,264	$135,719
Investment securities - available for sale, at fair value	205,232	219,476	220,807
Loans held for sale, at fair value	66,689	44,000	43,882
Loans, net:
Retail Banking segment	653,903	595,196	574,109
Mortgage Banking segment	2,932	2,895	2,847
Consumer Finance segment	278,763	267,801	263,784
Restricted stocks, at cost	3,403	3,345	3,345
Total assets	1,425,010	1,405,076	1,373,371
Deposits	1,089,128	1,073,633	1,041,797
Repurchase agreements	17,009	17,093	16,792
Borrowings	150,195	160,168	162,159
Shareholders' equity	139,694	131,059	129,321

*Derived from audited consolidated financial statements.

	For The		For The
	Quarter Ended		Nine Months Ended
Results of Operations	9/30/2016	9/30/2015	9/30/2016	9/30/2015
	(unaudited)		(unaudited)
Interest income	$22,678	$22,778	$66,946	$64,931
Interest expense	2,232	2,259	6,712	6,466
Provision for loan losses:
Retail Banking segment	-	-	-	-
Mortgage Banking segment	-	15	-	45
Consumer Finance segment	4,925	4,127	13,125	9,767
Noninterest income:
Gains on sales of loans	2,299	1,156	6,581	4,803
Other	4,428	3,649	13,032	10,618
Noninterest expenses:
Salaries and employee benefits	10,799	9,107	31,492	29,209
Other	7,134	7,154	21,178	20,456
Income tax expense	1,171	1,444	3,741	4,186
Net income	3,144	3,477	10,311	10,223
Earnings per common share - assuming dilution	0.91	1.02	2.99	3.01
Earnings per common share - basic	0.91	1.02	2.99	3.01

Fully-taxable equivalent (FTE) amounts**
Interest income on loans-FTE	21,167	21,090	62,056	59,739
Interest income on securities-FTE	1,914	2,158	6,019	6,597
Total interest income-FTE	23,170	23,332	68,484	66,606
Net interest income-FTE	20,938	21,073	61,772	60,140

**Assuming a tax rate of 34%. For more information about these non-GAAP financial measures, please see “Use of Certain Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures.”

	For The		For The
	Quarter Ended		Nine Months Ended
Segment Information	9/30/2016	9/30/2015	9/30/2016	9/30/2015
	(unaudited)		(unaudited)
Net income - Retail Banking	$1,952	$1,386	$5,981	$4,173
Net income - Mortgage Banking	605	190	1,577	499
Net income - Consumer Finance	882	2,070	3,649	6,292
Net loss - Other and Eliminations	(295)	(169)	(896)	(741)
Mortgage loan originations - Mortgage Banking	205,315	146,606	485,361	423,999
Mortgage loans sold - Mortgage Banking	200,199	168,192	462,672	408,396

	For The		For The
	Quarter Ended		Nine Months Ended
Average Balances	9/30/2016	9/30/2015	9/30/2016	9/30/2015
	(unaudited)		(unaudited)

Interest-bearing deposits in other banks	$76,565	$137,255	$111,971	$148,233
Investment securities - available for sale, at amortized cost	202,531	214,198	207,099	212,927
Loans held for sale	59,907	50,016	41,433	42,596
Loans:
Retail Banking segment	659,799	577,247	640,203	569,171
Mortgage Banking segment	3,518	3,309	3,486	3,381
Consumer Finance segment	301,388	287,586	295,078	282,047
Restricted stocks, at cost	3,334	3,307	3,362	3,360
Total earning assets	1,307,042	1,272,918	1,302,632	1,261,715
Total assets	1,404,234	1,371,133	1,400,903	1,358,872

Time, checking and savings deposits	861,696	849,647	863,601	857,399
Borrowings	168,124	180,741	171,916	172,014
Total interest-bearing liabilities	1,029,820	1,030,388	1,035,517	1,029,413
Demand deposits	213,389	190,342	207,415	182,308
Shareholders' equity	137,741	127,946	134,843	125,715

Asset Quality	9/30/2016	12/31/2015	9/30/2015
	(unaudited)	*	(unaudited)
Retail Banking
Loans, excluding purchased loans	$597,897	$525,283	$500,342
Purchased performing loans[1]	56,343	67,022	70,076
Purchased credit impaired loans[1]	10,741	13,908	14,822
Total loans	$664,981	$606,213	$585,240

Nonaccrual loans[2]	$4,085	$5,615	$3,911
Purchased performing-nonaccrual loans[3]	187	542	653
Total nonaccrual loans	4,272	6,157	4,564
Other real estate owned (OREO)[4]	499	942	763
Total nonperforming assets[5]	$4,771	$7,099	$5,327

Accruing loans past due for 90 days or more[6]	$1,092	$761	$924

Troubled debt restructurings (TDRs), excluding purchased loans[2]	$5,071	$5,080	$5,344
Purchased performing TDRs[7]	853	264	267
Total TDRs	$5,924	$5,344	$5,611

Allowance for loan losses (ALL)	$11,078	$11,017	$11,131
Nonperforming assets to loans and OREO	0.72%	1.17%	0.91%
ALL to total loans, excluding purchased credit impaired loans	1.69%	1.86%	1.95%
ALL to total nonaccrual loans	259.32%	178.93%	243.89%
Annualized net recoveries to average loans	(0.02)%	(0.01)%	(0.04)%

Mortgage Banking
Nonaccrual loans	$41	$-	$-
Total Loans	$3,530	$3,493	$3,445
ALL	$598	$598	$598
Nonperforming loans to total loans	1.16%	n/a	n/a
ALL to loans	16.94%	17.12%	17.36%

Consumer Finance
Nonaccrual loans	$495	$830	$807
Accruing loans past due for 90 days or more	$-	$-	$-
Total loans	$304,157	$291,755	$287,781
ALL	$25,394	$23,954	$23,997
Nonaccrual loans to total loans	0.16%	0.28%	0.28%
ALL to total loans[8]	8.35%	8.21%	8.34%
Annualized net charge-offs to average total loans[9]	5.28%	5.50%	4.66%

*  Derived from audited consolidated financial statements.

[1]

The loans acquired from CVB are tracked in two separate categories: “purchased performing” and “purchased credit impaired.” The remaining discount for the purchased performing loans was $729,000 at 9/30/16, $932,000 at 12/31/15 and $1.0 million at 9/30/15 for interest and  $2.5 million at 9/30/16,  $3.0 million at 12/31/15 and  $3.2 million at 9/30/15 for credit. The remaining discount for the purchased credit impaired loans was $4.1 million at 9/30/16, $4.0 million at 12/31/15 and  $4.3 million at 9/30/15 for interest and $6.8 million at 9/30/16, $7.8 million at 12/31/15,  and $7.8 million at 9/30/15 for credit.

[2]	Nonaccrual loans include nonaccrual TDRs of $1.9 million at 9/30/16, $2.5 million at 12/31/15, and $2.3 million at 9/30/15.

[3]	Purchased performing-nonaccrual loans are presented net of the remaining interest and credit marks totaling $137,000 at 9/30/16, $247,000 at 12/31/15 and $251,000 at 9/30/15.
[4]	OREO is recorded at its estimated fair value less cost to sell.
[5]

As required by acquisition accounting, purchased credit impaired loans that were considered nonaccrual and TDRs prior to the acquisition lose these designations and are not included in post-acquisition nonperforming assets as presented in the Asset Quality section of the Selected Financial Information.

[6]	Accruing loans past due for 90 days or more includes purchased credit impaired loans of $276,000 at 9/30/16 and $172,000 at 12/31/15.
[7]	Purchased performing TDRs are accruing and are presented net of the remaining interest and credit marks totaling $12,000 at 9/30/16, $8,300 at 12/31/15 and $9,000 at 9/30/15.
[8]

The consumer finance loan portfolio purchased during the second quarter of 2015 had the effect of decreasing the allowance to total loans ratio by 17 basis points at 9/30/16,  32 basis points at 12/31/15 and 41 basis points at 9/30/15.

[9]

The consumer finance loan portfolio purchased during the second quarter of 2015 had the effect of increasing the annualized net charge-off ratio by 42 basis points for the nine months ended 9/30/16 and 56 basis points for the year ended 12/31/15.

	As Of and For The		As Of and For The
	Quarter Ended		Nine Months Ended
Other Data and Ratios	9/30/2016	9/30/2015	9/30/2016	9/30/2015
	(unaudited)		(unaudited)
Annualized return on average assets	0.90%	1.01%	0.98%	1.00%
Annualized return on average common equity	9.13%	10.87%	10.19%	10.84%
Annualized net interest margin	6.37%	6.58%	6.34%	6.35%
Dividends declared per common share	$0.32	$0.30	$0.96	$0.90
Weighted average common shares outstanding - assuming dilution	3,458,799	3,392,480	3,453,891	3,400,437
Weighted average common shares outstanding - basic	3,456,901	3,392,480	3,452,426	3,400,296
Market value per common share at period end	$43.08	$36.48	$43.08	$36.48
Book value per common share at period end	$40.39	$38.14	$40.39	$38.14
Price to book value ratio at period end	1.07	0.96	1.07	0.96
Price to earnings ratio at period end (ttm)	11.77	9.83	11.77	9.83

C&F Financial Corporation

Reconciliation of Certain Non-GAAP Financial Measures

(in thousands)

	For The Quarter Ended
	9/30/2016			9/30/2015
	(unaudited)			(unaudited)
	Reported	FTE Adj.*	FTE	Reported	FTE Adj.*	FTE
Interest income on loans	$21,145	$22	$21,167	$21,067	$23	$21,090
Interest income on securities	1,444	470	1,914	1,627	531	2,158
Total interest income	22,678	492	23,170	22,778	554	23,332
Net interest income	20,446	492	20,938	20,519	554	21,073

	For The Nine Months Ended
	9/30/2016			9/30/2015
	(unaudited)			(unaudited)
	Reported	FTE Adj.*	FTE	Reported	FTE Adj.*	FTE
Interest income on loans	$61,987	$69	$62,056	$59,688	$51	$59,739
Interest income on securities	4,550	1,469	6,019	4,973	1,624	6,597
Total interest income	66,946	1,538	68,484	64,931	1,675	66,606
Net interest income	60,234	1,538	61,772	58,465	1,675	60,140

*Assuming a tax rate of 34%. For more information about these non-GAAP financial measures, please see “Use of Certain Non-GAAP Financial Measures.”